                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             Bay State Gas Company
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                             BAY STATE GAS COMPANY

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

                                                      Westborough, Massachusetts
                                                                December 9, 1997

To the Common Shareholders:

     You are hereby notified that the annual meeting of common shareholders of Bay State Gas Company will be held at the office of the Company, 300 Friberg Parkway, Westborough, Massachusetts on the First Floor, on January 22, 1998 at 10:00 A.M., for the following purposes:

     1. To elect two Directors.

     2. To act on such other matters as may properly come before the meeting and any adjournment thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

     IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR STOCK VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     The Board of Directors fixed November 28, 1997 as the record date for the determination of those shareholders entitled to notice of and to vote at this meeting and all persons who were holders of record of Common Stock on such date and no others are entitled to notice of and to vote at this meeting and any adjournment thereof.

                                            By Order of the Board of Directors,

                                              ROGER A. YOUNG
                                              Chairman of the Board of Directors

                                              CHARLES H. TENNEY III
                                              Clerk

                             BAY STATE GAS COMPANY
                              300 FRIBERG PARKWAY
                        WESTBOROUGH, MASSACHUSETTS 01581

                                                                December 9, 1997

                                PROXY STATEMENT

            ANNUAL MEETING OF COMMON SHAREHOLDERS, JANUARY 22, 1998

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1998 annual meeting of common shareholders of Bay State Gas Company (the "Company").

     The annual report of the Company for the fiscal year ending September 30, 1997 is enclosed herewith and includes financial statements which are not part of the proxy statement.

     The Company presently has two wholly-owned subsidiaries, Northern Utilities, Inc. ("Northern") and Granite State Gas Transmission, Inc. ("Granite"). Granite has five wholly-owned subsidiaries: Bay State Energy Enterprises, Inc., EnergyUSA, Inc., EnergyEXPRESS, Inc., LNG Development Corp., and Natural Gas Development, Inc.

     The voting securities of the Company issued and outstanding on November 28, 1997 consisted of 13,505,974 shares of Common Stock, $3.33 1/3 par value, entitling the holders thereof to one vote per share. Holders of Common Stock of record on such date are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

     No person holds of record and, to the knowledge of management, no person owns beneficially more than five (5) percent of the Common Stock of the Company which may be voted at the annual meeting and any adjournment thereof.

                      1.  AS TO THE ELECTION OF DIRECTORS

     The By-Laws of the Company provide for a Board of Directors of not less than eight nor more than thirteen Directors as the Board shall fix from time to time. The Board has fixed the number of Directors comprising the Board at the annual meeting at ten divided into three classes, two classes of four Directors each and one class of two Directors, with their respective tenures so arranged that the term of office of one class expires in each year at which time a corresponding number of Directors is elected for a term of three years. At the annual meeting, two Directors are to be elected to hold office for the ensuing three years expiring in 2001. In accordance with the Company's By-Laws, in fiscal 1998 the Directors intend to elect a third Director to the class of 2001 so that the classes of Directors will become as nearly equal in number as possible.

     Assuming a quorum is present, the favorable vote of a majority of the shares of Common Stock represented and voting will be required for the election of Directors and on any other matters which may come before the meeting. A majority of the shares of Common Stock outstanding represented, in person or by proxy, at the meeting constitutes a quorum. Election of Directors is conducted by ballot. Shareholders of record may vote their shares either personally, by execution of a ballot at the meeting, or through a duly authorized proxy. Each proxy can be revoked at any time before it is voted by written notification to the Clerk of the Company at the Company's address prior to the meeting or in person at the meeting. Every properly signed proxy will be voted unless previously revoked. All shares represented by valid proxies will be voted (or withheld from voting) in accordance with the instructions contained therein. A proxy will be voted in favor of the nominees for Director named therein unless a direction is given to withhold from voting with respect to one or more of the nominees. Withholding from voting will have the same effect as voting against the nominees for Director.

INFORMATION ABOUT NOMINEES FOR DIRECTOR

     Each nominee has been a member of the Board of Directors since the year indicated and has previously been elected by the common shareholders. Management intends to vote the proxies for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person who will be designated by management to replace such nominee. Management has no reason to believe that any of the nominees is not available or will not serve if elected.

THREE-YEAR TERM EXPIRING IN 2001

Jack E. McGregor, Age 63
     Director since 1995
     Since 1995, of Counsel to Cohen and Wolf, P.C., and partner of Bridgeport Waterfront Investors, LLC. Mr. McGregor retired in 1996 as Chairman of the Board of Directors of Aquarion Company, Bridgeport, CT, a water and water-related services company. Mr. McGregor was President and Chief Executive Officer of Aquarion Company prior thereto. Mr. McGregor remains a Director of Aquarion Company and is also a Director of People's Bank, Bridgeport, CT. Mr. McGregor serves on the Audit Committee and the Corporate Governance Committee.

Joel L. Singer, Age 41
     Director since 1995
     President of the Company since 1996 and Chief Operating Officer since 1995. Mr. Singer was Executive Vice President of the Company in 1995. Formerly he was Director of Arthur D. Little Inc.'s North American Natural Gas Practice, Cambridge, MA from 1993 to 1995. Mr. Singer held management positions at American Petrofina and Exxon prior thereto.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

Lawrence J. Finnegan, Age 66
     Director since 1982
     Term expires 1999
     Chairman of the Board of Directors, President and Chief Executive Officer of Boston Mutual Life Insurance Company, Canton, MA. Mr. Finnegan is the Chairman of the Audit Committee and serves on the Corporate Governance Committee.

Douglas W. Hawes, Age 65
     Director since 1992
     Term expires 1999
     Lawyer; senior partner in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, NY. Mr. Hawes is also a Director of United Water Resources Inc., Harrington Park, NJ.

John H. Larson, Age 67
     Director since 1991
     Term expires 2000
     Retired since 1989. Mr. Larson was President and Chief Executive Officer of Connecticut Energy Corp., Bridgeport, CT, prior thereto. Mr. Larson is also a Director of Bolt Technology Corp., Norwalk, CT. Mr. Larson serves on the Compensation Committee and is the Chairman of the Corporate Governance Committee.

Daniel J. Murphy III, Age 55
     Director since 1986
     Term expires 1999
     Chairman of the Board of Directors of Northmark Bank, North Andover, MA. Mr. Murphy is also a Director of Watts Industries, Inc., North Andover, MA. Mr. Murphy is the Chairman of the Compensation Committee and serves on the Audit Committee.

George W. Sarney, Age 58
     Director since 1992
     Term expires 2000
     Since 1993 President of The Foxboro Company, Foxboro, MA, a manufacturer of instruments and systems for industrial process automation. Dr. Sarney is also President and Chief Operating Officer of Siebe Control Systems, a Division of Siebe PLC, Windsor, U.K., of which The Foxboro Company is a part. Dr. Sarney is also a Director of Siebe PLC and Bowthorpe PLC. Dr. Sarney was a Senior Vice President of Raytheon Company, Lexington, MA prior thereto. Dr. Sarney serves on the Compensation Committee and the Corporate Governance Committee.

Thomas W. Sherman, Age 57
     Director since 1975
     Term expires 2000
     Executive Vice President, Chief Financial Officer and since 1994 Treasurer of the Company.

Charles H. Tenney II, Age 79(a)
     Director since 1974
     Term expires 2000
     Retired since 1996 as Chairman of the Board of Directors; Chief Executive Officer of the Company 1974-1990; Retired Chairman of the Board of Directors and Chief Executive Officer of Fitchburg Gas and Electric Light Company, Fitchburg, MA and UNITIL Corporation, Hampton, NH. Mr. Tenney remains a Director of UNITIL Corporation. Mr. Tenney serves on the Corporate Governance Committee.

Roger A. Young, Age 51(a)
     Director since 1975
     Term expires 1999
     Chairman of the Board since 1996 and Chief Executive Officer of the Company. Mr. Young was President of the Company prior thereto.

---------------

NOTES:

     Unless otherwise noted herein, each of the nominees and continuing Directors has held the position(s) indicated for the last five years.

(a) Mr. Tenney is the stepfather of Mr. Young.

     The Board of Directors of the Company met eight times in fiscal 1997. Each Director during fiscal 1997 attended more than 95% of the aggregate of (i) the total meetings of the Board and (ii) the total number of meetings of the Committees of the Board on which he served, if any.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows, as of November 28, 1997, the number of equity securities beneficially owned by each Director, by each of the named executive officers in the Summary Compensation Table and by all directors and executive officers of the Company as a group, together with the percentage of the outstanding shares of the applicable class of equity securities.

                                                                 AMOUNT AND
                                                                 NATURE OF
                                                                 BENEFICIAL
                                                                 OWNERSHIP
                                                             ------------------           PERCENT OF
                     BENEFICIAL OWNER                         COMMON STOCK(A)               CLASS
-----------------------------------------------------------  ------------------           ----------
Lawrence J. Finnegan.......................................          5,875                   0.04%
William L. Glascock........................................          2,158                   0.02%
Douglas W. Hawes...........................................          1,000                   0.01%
John H. Larson.............................................          1,309(c)                0.01%
Jack E. McGregor...........................................          1,408                   0.01%
Daniel J. Murphy III.......................................          2,339                   0.02%
George W. Sarney...........................................          1,000                   0.01%
Thomas W. Sherman..........................................         59,593(b)(d)             0.44%
James D. Simpson...........................................          4,547(b)(d)             0.03%
Joel L. Singer.............................................          2,380(d)(f)             0.02%
Charles H. Tenney II.......................................        558,496(b)(d)             4.11%
Roger A. Young.............................................        126,050(b)(d)             0.93%
Directors and executive officers of the Company as a group
  (18 persons).............................................        825,161                   5.98%

                     BENEFICIAL OWNER                        PREFERRED STOCK(H)
-----------------------------------------------------------  ------------------
Charles H. Tenney II.......................................             16                   0.30%
Directors and executive officers of the Company as a group
  (18 persons).............................................             16                   0.30%

---------------

NOTES:

(a) Based on information furnished to the Company by the nominees and continuing Directors and executive officers of the Company. The calculation of percentages shown herein is based on the total outstanding shares of the applicable class of equity securities, except for Messrs. Young, Sherman, Simpson, and Tenney, and all Directors and executive officers of the Company as a group, where the percentage is based on the total outstanding shares of such Stock plus shares which such individuals have the right to acquire pursuant to the Company's Key Employee Stock Option Plan ("KESOP"). There are a total of 297,000 shares (2.15%) reflected in beneficial ownership which various officers have the right to acquire pursuant to the KESOP. Except as noted, each of said Directors and executive officers has voting and investment power with respect to shares beneficially owned.

(b) Included are 108,000, 53,000, 4,500 and 90,000 shares which Messrs. Young, Sherman, Simpson and Tenney, respectively, have the right to purchase pursuant to the exercise of options under the KESOP (see "Stock Options -- Key Employee Stock Option Plan"); they have no voting power with respect to these shares until the shares are purchased.

(c) Indicated shares are owned by Mr. Larson's wife. He has no voting or investment power with respect to these shares.

(d) Included are 13,035, 830, 4,136, 47 and 20,056 shares which are held in trust for Messrs. Young, Singer, Sherman, Simpson and Tenney, respectively, under the terms of the Employee Savings Plan; they have voting power only with respect to the shares credited to their accounts.

(e) Included are 600 shares held by Mr. Sherman as trustee for his parents.

(f) Included are 350 shares held by Mr. Singer as custodian for minor children.

(g) Included are 294,369 shares (2.17%) owned by two trusts in which Mr. Tenney has a 1/6 beneficial interest and of which he is Co-Trustee with shared voting and investment power, which shares are voted pro rata in accordance with the wishes of each of the beneficiaries thereof. Mr. Tenney disclaims beneficial ownership of such shares other than such 1/6 beneficial interests in both trusts. Also included are 60 shares which are owned by Mr. Tenney's wife. He has no voting or investment power with respect to, and no beneficial interest in, these shares.

(h) Preferred Stock is Cumulative Preferred Stock, $3.80 Series, $50 par value, of the Company. The percentage shown herein is based on 5,315 outstanding shares of such Stock. No Director or officer has direct or indirect beneficial ownership of any shares of any of the other series of the Company's Cumulative Preferred Stock, $100 and $50 par value.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors, consisting of Lawrence J. Finnegan (Chairman), Daniel J. Murphy III and Jack E. McGregor, met twice in fiscal 1997. The Audit Committee Statement of Policy identifies, among other things, that the Audit Committee shall have the following overall responsibilities:

     - As to financial reporting, to provide assurance that financial disclosures made by management fairly and reasonably portray the Company's financial condition and results of operations; and

     - As to corporate governance, to provide assurance that the Company has and is maintaining controls against employee conflicts of interest and fraud.

     The duties of the Audit Committee identified in the aforementioned Audit Committee Statement of Policy include, among other things, oversight with respect to the independent accountants, review of the Company's significant accounting policies and policy decisions, review of interim and annual financial statements, review of other financial reports requiring Board approval, receipt of reports from management, the independent accountants and the internal auditor, review and approval of management's appointment and termination of the Company's internal auditor and reporting to the Board of Directors from time to time.

     The Compensation Committee of the Board of Directors, consisting of Daniel
J. Murphy III (Chairman), John H. Larson and George W. Sarney, met five times in fiscal 1997. The duties of this Committee include studying and making recommendations to the Board with respect to salaries and other benefits to be paid to the officers of the Company. (See "Report of the Compensation Committee" below.)

     The Executive Committee which consisted of Charles H. Tenney II (Chairman), Lawrence J. Finnegan, John H. Larson, George W. Sarney and Roger A. Young met twice in fiscal 1997. The duties of this Committee included reviewing and overseeing corporate policies related to the Company's long-range strategic business, financial and operating plans. The Executive Committee was dissolved by the Board of Directors on September 25, 1997.

     An ad hoc Committee of the Board of Directors which consisted of John H. Larson, Jack E. McGregor and George W. Sarney was formed by the Board on July 24, 1997 to review the Company's corporate governance policies and procedures and to prepare recommendations to the Board designed to improve the current corporate governance system. Such Committee met once in fiscal 1997 and then was dissolved by the Board of Directors on September 25, 1997 and replaced by the Corporate Governance Committee of the Board of Directors, consisting of John H. Larson (Chairman), Lawrence J. Finnegan, Jack E. McGregor,

George W. Sarney and Charles H. Tenney II. The Corporate Governance Committee also acts as a nominating committee of the Board, and in such regard coordinates suggestions or searches for potential nominees for Board membership, reviews and evaluates qualifications of potential Board members and recommends to the entire Board nominees for vacancies occurring from time to time on the Board.

     The Corporate Governance Committee Charter identifies that the purpose of the Corporate Governance Committee shall be to:

     - Advise the Board concerning appropriate composition of the Board and its committees;

     - Advise the Board regarding appropriate corporate governance practices and assist the Board in achieving them; and

     - Perform such other functions as the Board may assign to the Committee from time to time.

     The duties and responsibilities of the Corporate Governance Committee include, among other things, developing for the Board written "Board of Directors' Corporate Governance Guidelines" (the "Guidelines") relating to:

     - Composition of the Board,

     - Operation of the Board, and

     - Board interaction with management, and on an ongoing basis, assisting the Board in carrying out the specific elements included in the Guidelines, monitoring the compliance by the Board and its committees with the Guidelines, and proposing appropriate revisions to the Guidelines.

     An ad hoc Committee of the Board of Directors, consisting of Jack E. McGregor (Chairman), Douglas W. Hawes and John H. Larson, was formed by the Board on May 1, 1997, with the purpose of monitoring and advising on the options being pursued by the Company in regards to Northern's capacity situation. Such Committee met four times in fiscal 1997.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not employees of the Company (the "Outside Directors") currently receive an annual retainer fee of $11,000 and a fee of $800 for attendance at each meeting of the Board. Effective January 1, 1997, the Company adopted the Bay State Gas Company Stock Accumulation Plan for Outside Directors ("Stock Accumulation Plan") as a means to align the interests of the Outside Directors of the Company or its subsidiaries more closely with the interests of the Company's shareholders by paying a portion of their annual retainer in Common Stock of the Company. Under terms of the Stock Accumulation Plan, Outside Directors who do not have beneficial ownership of the Company's Common Stock having a value at least equal to six times the annual retainer then in effect (currently $66,000) will receive their annual retainer in shares of Common Stock of equivalent value that will be credited to a stock account for the benefit of such Directors and will vest, except for certain automatic vesting provisions under the plan, upon completion of two (2) years of service from the annual retainer payment date (the date of the Company's Annual Meeting of Common Shareholders). At the time such shares vest, the Company will cause to be paid to each Director in the plan the number of shares credited to his or her stock account together with cash in an amount equal to all dividends which would have been paid on such shares during the two year vesting period.

     According to the provisions of the plan, in fiscal 1997 Mr. Larson, Mr. McGregor, Mr. Murphy and Mr. Sarney all had 405 shares of Bay State Gas Company Common Stock credited to their respective stock accounts subject to the above referenced two-year vesting period. All other Outside Directors received their annual retainer in cash.

     Members of the various Board Committees currently receive an annual Committee fee of $1,000 and a fee of $800 for attendance at each meeting of said Committees. Members of any ad hoc Committee receive a fee of $800 for attendance at each meeting of said Committees. Directors who are employees of the

Company receive no fees as members of the Board or any Committee thereof. All Directors are entitled to reimbursement of expenses incurred in connection with attendance at meetings of the Board and any Committee on which they serve.

     Mr. Tenney is a former executive officer of the Company and served as such until his resignation as an employee of the Company in 1992, at which time he became a consultant to the Company pursuant to a Senior Advisory Agreement between himself and the Company. The Senior Advisory Agreement between Mr. Tenney and the Company was extended on January 22, 1996 and has a two-year term, subject to extension as provided therein. The current Senior Advisory Agreement as amended on May 2, 1996 provides that Mr. Tenney receive an annual fee of $72,500, plus reasonable and normal business related expenses. In fiscal 1997, Mr. Tenney received $72,500 for services rendered under the Senior Advisory Agreement. Mr. Tenney also received $24,000 for serving as Chairman of the Executive Committee (now dissolved).

     The Company has a directors' advisory council composed of retired members of the Company's Board of Directors. Each member, known as a Director Emeritus, is appointed yearly by the Board of Directors to render advisory services to the Board. Directors Emeriti have no right to vote on any action that may come before the Board, nor is their presence counted for purposes of determining a quorum. On January 23, 1997, Endicott Smith and Richard L. Brickley were reappointed Directors Emeriti. Directors Emeriti receive as compensation for such advisory services an annual retainer of $11,000 and a fee of $800 for each Board meeting attended, as well as reimbursement for any expenses incurred in connection with attendance at any meeting.

DIRECTORS RETIREMENT PLAN

     In 1994, the Company adopted the Bay State Gas Company Directors' Retirement Plan for the purpose of providing retirement income to Directors of the Company who are not officers of the Company. The plan provides for (a) a minimum of five years of service as a Director to qualify, (b) an annual benefit equaling ten percent of final year's retainer times the number of years of service up to a maximum benefit equaling one hundred percent of final year's retainer, (c) the benefit to be paid for the remainder of the life of said Director but in no event for a period of time longer than the number of years of service as a Director and (d) payments to begin at the later of retirement as a Director, end of service as Director Emeritus, or age 65. No Directors have as yet received any benefit under this plan.

     On September 25, 1997 the Board of Directors voted to accept a mandatory retirement age of 70 for Directors of the Company. Except for any current Director age 70 or older who will be allowed to serve out his elected term, no other Director will continue to serve in his/her capacity as a Director on or after the next annual meeting of common shareholders after attaining age 70, the retirement date for such Director.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     This report outlines the framework used for making compensation decisions, the Company's management compensation philosophy, and the criteria used for making compensation decisions in fiscal 1997 regarding the Chief Executive Officer (the "CEO") and the other executive officers named in the Summary Compensation Table below (the "Named Officers").

  Framework for Compensation Decisions

     The Board of Directors (the "Board") has overall responsibility for the Company's compensation and benefit programs. The Board has appointed the Compensation Committee (the "Committee"), consisting entirely of non-employee Directors, to facilitate its fulfillment of this responsibility. The Committee administers the Company's salary program and Profit Sharing Plan. The Committee also administers and recommends to the Board of Directors awards under, and changes to, the Stock Performance Sharing Plan.

     The Committee reviews and recommends for Board approval all decisions relating to the compensation of the CEO and all other officers. Decisions relating to all other officers' compensation are based on recommendations of the CEO, as reviewed and approved by the Committee.

  Philosophy of Management Compensation

     During 1997 the Company changed its compensation philosophy and programs to more accurately reflect its competitive business environment and growth-oriented culture. The new pay philosophy and programs strengthen the linkage between executive pay and Company performance.

     The Company has an aggressive goal to significantly improve shareholder value creation by being an industry growth leader under deregulation. To assist in accomplishing this goal the Company has designed compensation programs that link executive pay to Company performance relative to: 1) its own ambitious goals, and 2) the performance of a selected peer group of companies who are aggressively managing issues under deregulation. These programs enable the Company to attract, retain, and motivate employees who are committed to creating shareholder value. When Company performance exceeds or falls below: 1) its aggressive targets, or 2) that of the selected peer group companies, by design of the Company's compensation programs, the executives' overall compensation levels will exceed or fall below competitive levels respectively.

  Criteria Used for Making Compensation Decisions in Fiscal 1997

     This section describes the criteria used by the Board and the Committee regarding Compensation decisions in fiscal 1997 affecting the CEO and other executive officers (including the Named Officers).

  Base Salary

     Each year the Company, with the assistance of an outside consulting firm, reviews various salary surveys to confirm that compensation levels for executive officers are consistent with competitive practice. Salary increases are determined using a formula as a guide, and are based on an individual's performance during the year and his or her current compensation compared to competitive market compensation. The formula is adjusted each year and approved by the Committee, based on the rate of increase of competitive salaries in: 1) general industry; 2) the gas utility industry; and 3) other companies in the Company's geographic area.

     In January 1997, the Committee recommended and the Board approved merit increases in base salary for each of the Named Officers based on successful achievement of specific quantitative and qualitative measures including: growth in earnings per share and net gas sales; reduced operating, maintenance, and capital expenses; regulated community leadership; performance in restructuring the Company; and managing major change initiatives.

     In evaluating the performance of the CEO, the Committee noted that fiscal 1996 quantifiable objectives were met or exceeded in the areas listed above. The Committee further noted accomplishment in the areas of dramatically changing the business to prepare the Company to be a leader in a deregulated environment; favorably influencing the regulated community's perception of the Company as a New England leader in deregulation; implementing a process-based organization; surfacing new leaders with a common predilection for accelerated movement toward profitable growth and cost management opportunities; entry into a new business segment (EnergyUSA, Inc.); developing a structured approach to evaluating and entering into new energy-related businesses (Energy Ventures business segment); and assimilating a new president into the organization. Effective January 1, 1997, the Committee recommended and the Board approved a $10,000 increase in Mr. Young's base salary.

  Profit Sharing Plan

     Bonuses paid under the Profit Sharing Plan (formerly known as the Key Employee Incentive Compensation Plan) are recommended by the Committee and approved by the Board based on a specified formula. In fiscal 1997 the Company implemented changes to this program to be better aligned with the competitive practice of other utilities aggressively managing deregulation. Target awards, ranging from 30% to 50% of base salary were established for each salary grade. Actual awards had the potential of ranging from 0% to 200% of target (300% of target for EnergyUSA), based on corporate and business unit performance.

     The Committee had established corporate performance targets in three different areas for the CEO and other Named Officers. These measures include financial performance, business unit non-financial performance, and major change initiatives. The financial measure compares the Company's actual earnings per share amount to a predetermined target level. The business unit non-financial measure pertains to the Utility Segment only and measures the business unit's performance in the areas of customer satisfaction and safety to that of predetermined targets. The major change initiatives measure evaluates the Company's performance in implementing major earnings growth oriented initiatives. Utilizing the formula and approach described above, the Board of Directors approved a Profit Sharing Plan award earned for fiscal 1997 to the CEO of $238,855 which was 143% of the target award.

  Stock Performance Sharing Plan

     Beginning October 1, 1995 the Committee recommended and the Board approved annual awards of performance shares granted to all executive officers and certain exempt employees. All or a portion of the performance shares subject to each award shall become vested and earned at the end of the three-year period beginning on the date the award was granted depending on the Company's total return to shareholders for such period. The performance shares granted to the CEO and the other Named Officers were awarded as part of the officers' total compensation based on recommendations made by an outside consulting firm. The number of performance shares granted to the CEO in fiscal 1997 was 14,000. (See "Long-Term Compensation -- Stock Performance Sharing Plan" for a description of the Plan.)

Compensation Committee
----------------------
Daniel J. Murphy III, Chairman
John H. Larson
George W. Sarney

PERFORMANCE GRAPH

     The following table shows a line graph comparing the yearly percentage change in the cumulative total return assuming price appreciation and reinvestment of dividends for the Company's Common Stock, the S&P 500 Index, which is a broad equity market index, and the Edward Jones Gas Distribution Index, a published industry index consisting of natural gas distribution companies weighted by market capitalization which includes the Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  BAY STATE GAS COMPANY, S&P 500 INDEX AND EDWARD JONES GAS DISTRIBUTION INDEX


                                                          9/92   9/93   9/94   9/95   9/96   9/97
                                                          ----   ----   ----   ----   ----   ----
Bay State Gas Company                                     $100   $119   $110   $113   $132   $152
S&P 500 Index                                             $100   $113   $117   $152   $183   $256
Edward Jones Gas Distribution Index                       $100   $125   $110   $125   $152   $179

E.D. Jones & Co. Gas Distribution Index includes the following companies: AGL Resources, Atmos Energy, Bay State Gas, Berkshire Gas, Brooklyn Union Gas, Cascade Natural Gas, Colonial Gas, Connecticut Energy, Corning Natural Gas Corp, CTG Resources Inc., Delta Natural Gas, Energy West, Energynorth, Essex County Gas, Fall River Gas Co., Indiana Energy, Laclede Gas, Mobile Gas Service, New Jersey Resources, North Carolina Natural Gas, Northwest Natural Gas, NUI, Pacific Enterprises, Pennsylvania Enterprises, Inc., Peoples Energy, Piedmont Natural Gas, Providence Energy, Pubic Service of NC. Roanoke Gas Co., South Jersey Industries, Southern Union, United Cities Gas, Washington Energy, Washington Gas Light, and Yankee Energy System.

COMPENSATION OF OFFICERS

     The following table shows all compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries for each of the past three fiscal years ended September 30, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                            ANNUAL COMPENSATION          -------------
                                   -------------------------------------    PAYOUTS
                                                               OTHER     -------------
                                                               ANNUAL        LTIP      ALL OTHER
   NAME AND PRINCIPAL                 SALARY       BONUS    COMPENSATION    PAYOUTS   COMPENSATION
        POSITION            YEAR       ($)        ($)(A)       ($)(B)         ($)        ($)(C)
--------------------------------------------------------------------------------------------------
Roger A. Young              1997      332,500     238,855       1,196         --         21,595(d)
  Chairman of the Board &   1996      307,733      98,293       2,259         --         17,854
  Chief Executive Officer   1995      273,099      88,416         770         --          9,989

Joel L. Singer              1997      236,250     171,120         137         --          7,584(e)
  President & Chief         1996      217,500      73,560          19         --          1,237
  Operating Officer         1995           --          --          --         --             --

Thomas W. Sherman           1997      177,000      76,790         463         --         12,356(f)
  Executive Vice            1996      167,875      32,884       1,004         --         10,716
  President, Treasurer &    1995      161,425      31,663         480         --          7,047
  Chief Financial Officer

William L. Glascock         1997      135,783      78,512      39,327(g)      --          1,404(h)
  Senior Vice President     1996           --          --          --         --             --
                            1995           --          --          --         --             --

James D. Simpson            1997      132,550      50,000          --         --          7,751(i)
  Senior Vice President     1996      119,350      24,605          --         --          4,281
                            1995      102,475      18,431          --         --          3,792

---------------

NOTES:

(a) Awards pursuant to the Profit Sharing Plan are shown for the fiscal year upon which performance was measured. (See "Report of the Compensation Committee -- Profit Sharing Plan".)

(b) Unless otherwise indicated, "Other Annual Compensation" includes interest in excess of 120% of the applicable Federal long-term rate ("above-market interest") on compensation paid or payable during the fiscal year but deferred at the officer's election pursuant to the Key Employee Deferred Compensation Plan ("KEDCP").

(c) "All Other Compensation" includes the following: (i) employer matching contributions under the Company's Employee Savings Plan ("ESP"), (ii) above-market interest earned during the fiscal year on compensation deferred prior to the fiscal year pursuant to the KEDCP and (iii) term life insurance premiums paid by the employer for the benefit of the Named Officers.

(d) Included for Mr. Young is an employer contribution of $4,750 under the ESP and above-market interest of $16,845.

(e) Indicated for Mr. Singer is a an employer contribution of $6,266 under the ESP, above-market interest of $26 and a term life insurance premium $1,292.

(f) Included for Mr. Sherman is an employer contribution of $4,066 under the ESP, above-market interest of $6,307 and a term life insurance premium of $1,983.

(g) Included for Mr. Glascock is above-market interest of $52 and a reimbursement of $39,275 for the payment of taxes as part of a moving allowance.

(h) Included for Mr. Glascock is a term life insurance premium of $1,404.

(i) Included for Mr. Simpson is an employer contribution of $6,116 under the ESP and a term life insurance premium of $1,635.

                        OTHER COMPENSATION ARRANGEMENTS

STOCK OPTIONS

  Key Employee Stock Option Plan

     In 1989 the Company adopted the Key Employee Stock Option Plan ("KESOP") to provide for grants of options to key employees to purchase Common Stock of the Company. The maximum exercise period for any option is ten years. No stock options were granted to any employee in fiscal 1997 pursuant to the KESOP.

     Options granted under the KESOP have been entirely non-qualified stock options. The option price per share for options granted under the KESOP was determined at 100% of the fair market value of the closing price for the Common Stock on the New York Stock Exchange as of the date preceding the date the option was granted. All options granted under the KESOP are presently exercisable.

     The following table provides information with respect to options to purchase shares of the Company's Common Stock exercised in fiscal 1997 and the value of unexercised options granted in prior years under the KESOP to the named executive officers in the Summary Compensation Table and held by them as of September 30, 1997. The Company has no compensation plan under which SARs are granted.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING             VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                            SHARES                   AT FISCAL YEAR-END          AT FISCAL YEAR-END
                          ACQUIRED ON   VALUE               (#)                        ($)(B)
                           EXERCISE    REALIZED  --------------------------  --------------------------
          NAME                (#)       ($)(A)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------- -----------  --------  -----------  -------------  -----------  -------------
Roger A. Young                 0          $0       108,000       0            $ 966,000          0
Joel L. Singer                 0           0             0       0                    0          0
Thomas W. Sherman              0           0        53,000       0              458,500          0
William L. Glascock            0           0             0       0                    0          0
James D. Simpson               0           0         4,500       0               32,063          0

---------------

NOTES:

(a) Fair market value of the shares acquired on the date of exercise minus the exercise price of the options.

(b) Represents the difference between the exercise prices of the options and the closing price of $29.125 for the Company's Common Stock as quoted by the New York Stock Exchange on September 30, 1997 times the number of options held.

LONG-TERM COMPENSATION

  Stock Performance Sharing Plan

     The Company has in effect a Stock Performance Sharing Plan (formerly known as the Key Employee Long-Term Incentive Plan adopted in 1994). The Stock Performance Sharing Plan provides for the award of performance shares, exchangeable for shares of the Company's Common Stock in accordance with the terms of the Stock Performance Sharing Plan, to eligible employees. The Stock Performance Sharing Plan is intended to promote the interests of the Company by providing long-term performance incentives to certain employees and by increasing the opportunity for ownership in the Company by those employees who are directly responsible for the management, growth and success of the Company's business.

     Performance shares are awarded under the Stock Performance Sharing Plan upon the recommendation of the Compensation Committee and approval by the Board of Directors. Awards may be granted as of October 1 of each year from 1994 through 2003. An employee to whom an award has been made becomes vested and entitled to payment of all or a portion of the performance shares subject to the award at the end of the three-year period beginning on the date the award is granted (the "Performance Period") depending on the Company's total return to shareholders for the Performance Period. The percentage of the award to which the employee becomes entitled is determined by the Company's performance in relation to companies listed in the Edward Jones Gas Distribution Index. Performance shares will, upon vesting, be exchangeable for (i) a cash payment of equivalent value on the condition that the employee receiving such cash payment will immediately invest all of such payment in an equal number of shares of the Company's Common Stock and (ii) a cash payment equal to the dividends that would have been paid on such Stock during the Performance Period.

     If a "Change of Control" of the Company occurs during a Performance Period, an employee to whom an award has been made for that Performance Period becomes vested and entitled to immediate payment of 50% of the performance shares subject to the award. The term "Change of Control" is defined in substantially the same manner as in the severance agreements. (See "Severance Agreements" below.)

     The following table provides information with respect to the estimated range of share payouts under the Stock Performance Sharing Plan for awards of performance shares granted in fiscal 1997 to the named executive officers in the Summary Compensation Table.

                      LONG-TERM INCENTIVE PLANS -- AWARDS
                              IN LAST FISCAL YEAR

                                                                    ESTIMATED FUTURE PAYOUTS
                                                                             UNDER
                                                  PERFORMANCE     NON-STOCK PRICE-BASED PLANS
                                    NUMBER OF    PERIOD UNTIL     ----------------------------
                                     SHARES       MATURATION      THRESHOLD   TARGET   MAXIMUM
               NAME                    (#)         OR PAYOUT       (#)(A)     (#)(B)   (#)(C)
----------------------------------  ---------   ---------------   ---------   ------   -------
Roger A. Young                        14,000    10/1/96-9/30/99     3,500     7,000    14,000
Joel L. Singer                         7,120    10/1/96-9/30/99     1,780     3,560    7,120
Thomas W. Sherman                      4,000    10/1/96-9/30/99     1,000     2,000    4,000
William L. Glascock                    4,000    10/1/96-9/30/99     1,000     2,000    4,000
James D. Simpson                       4,000    10/1/96-9/30/99     1,000     2,000    4,000

---------------

NOTES

(a) Threshold refers to the minimum amount payable for a certain level of performance (33rd percentile) under the Plan. If performance is below this minimal level, no award will be paid.

(b) Target refers to the amount payable if the specified performance target is reached. Pursuant to the Plan, the specified performance target is the 50th percentile.

(c) Maximum refers to the maximum payout possible under the Plan for performance in the 99th percentile (rank = 1).

     For percentiles between those mentioned above, the percentage of an award to which a participant becomes entitled shall be determined on the basis of straight-line interpolation between such values.

RETIREMENT PLANS

     The Company has in effect a funded, qualified Pension Plan and related Trust Agreement, which Plan provides retirement benefits for all non-union employees, including all officers. No amounts were set aside or allocated for the benefit of any of the named executive officers in the Summary Compensation Table under any pension or retirement plan except for unidentified amounts paid into the Trust pursuant to the Plan. Directors who are not, or have not been, officers of the Company or Northern do not participate in the Plan.

     The formula for determining annual benefits under the life annuity option of the Plan is (a) 1.4% of average annual earnings (average annual earnings during the three consecutive years of employment that are the highest average earnings) up to the Covered Compensation (thirty-five year average of the Social Security taxable wage bases ending with the last day of the calendar year in which the employee attains or will attain Social Security retirement age) amount for each of the first twenty-five years of benefit service, plus (b) 1.875% of average annual earnings in excess of the Covered Compensation amount for each of the first twenty-five years of benefit service, plus (c) .5% of average annual earnings for benefit service greater than twenty-five years, minus (d) any affiliated plan benefit. Average annual earnings includes incentive compensation and overtime pay up to certain limits and 100% of sales commissions. All salary and Profit Sharing Plan bonuses listed in the Summary Compensation Table are included in the calculation of average annual earnings for the named executive officers. The average annual earnings used for computing qualified pensions are subject to a $160,000 limitation on earnings in 1997. Messrs. Young, Singer, Sherman, Glascock and Simpson have 29, 2, 31, 1, and 16 credited years of benefit service, respectively, under the Plan.

     In 1986 the Company adopted a Supplemental Executive Retirement Plan ("SERP"), a non-qualified defined benefit plan which provides for supplemental retirement benefits to certain officers. The Chairman of the Board of Directors, the President, and Vice Presidents of the Company who are approved for participation in the SERP by the Compensation Committee are designated as eligible for benefits under the SERP. The formula for determining annual benefits under the life annuity option of the SERP is 4% of average annual earnings (average annual earnings during the three consecutive years of employment that are the highest average earnings) for each of the first fifteen years of benefit service minus the benefit payable under any qualified Pension Plan covering such persons.

     The following table sets forth, for various years of service and average compensation levels, estimated combined annual amounts payable upon retirement to those executive officers who are participants in both the applicable Pension Plan and the SERP, assuming continued active service until retirement at age 65 and that the present Pension Plan and the SERP are in effect at such time.

                               PENSION PLAN TABLE

  AVERAGE
   ANNUAL        15 YEARS OF     20 YEARS OF     25 YEARS OF     30 YEARS OF     35 YEARS OF
  EARNINGS         SERVICE         SERVICE         SERVICE         SERVICE         SERVICE
------------     -----------     -----------     -----------     -----------     -----------
  $125,000        $  75,000       $  75,000       $  75,000       $  75,000       $  75,000
   150,000           90,000          90,000          90,000          90,000          90,000
   175,000          105,000         105,000         105,000         105,000         105,000
   200,000          120,000         120,000         120,000         120,000         120,000
   225,000          135,000         135,000         135,000         135,000         135,000
   250,000          150,000         150,000         150,000         150,000         150,000
   300,000          180,000         180,000         180,000         180,000         180,000
   400,000          240,000         240,000         240,000         240,000         240,000
   450,000          270,000         270,000         270,000         270,000         270,000
   500,000          300,000         300,000         300,000         300,000         300,000

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with various key employees, including each of the executive officers of the Company named in the Summary Compensation Table. The intent of the severance agreements is to assure continuity in the Company's administration and operations in the event of a Change in Control (as hereinafter described).

     Each severance agreement provides that the employee's stipulated compensation, benefits, position, responsibilities and other conditions of employment will not be reduced during the term of the agreement. The term of each agreement is for either 12, 24 or 36 months, effective upon the date on which a Change in Control of the Company occurs. Each of the executive officers named in the Summary Compensation Table is party to a severance agreement having a term of 36 months. A Change in Control is defined as occurring when (i) any person, group, corporation, or other entity is the beneficial owner, directly or indirectly, of 25% or more of the Common Stock of the Company; (ii) any person other than the Company purchases shares pursuant to a tender offer or exchange offer to acquire any Common Stock of the Company (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the outstanding Common Stock; (iii) the shareholders of the Company approve any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of Common Stock would be converted into cash, securities or other property or any sale, lease, exchange or other transfer of all or substantially all of the Company's assets; or the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding Common Stock of the corporation which owns all of the Common Stock of the Company; or where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the common holders of the Company's stock immediately prior to such merger or consolidation own at least 90% of the outstanding stock of such Person immediately after such merger or consolidation) or (iv) there is a change in a majority of the members of the Company's Board of Directors within a 25-month period unless approved by two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period. Each agreement further provides that in the event (i) the employee's employment is terminated by the Company, except for the employee's acceptance of a position with another company or for cause; or (ii) the employee terminated employment due to (a) a material change in the employee's responsibilities, (b) assignment to a location more than 50 miles from the current place of employment, (c) liquidation, merger, or sale of all or substantially all of the assets of the Company, unless the successor corporation has a net worth at least equal to that of the Company, (d) reduction in total compensation, or (e) any other material breach of the agreement by the Company, the employee is entitled to a severance benefit. The amount payable to the employee upon the occurrence of any of the foregoing events is a lump sum cash amount equal to (i) the present value of either one, two or three years' base salary and bonus; (ii) the present value of the additional amount the employee would have received under the Pension Plan, and the SERP if applicable, if the employee had continued to be employed for such 12, 24 or 36 month period; and
(iii) the present value of contributions that would have been made by the Company under the ESP and Deferred Compensation Plan if the employee had been employed for such 12, 24 or 36 month period. Each agreement also provides for the continuation of all employee benefits for a period of 12, 24 or 36 months. In addition, for those employees covered by a 36 month agreement, the Company is required to make an additional payment to the employee sufficient on an after-tax basis to satisfy any tax liability incurred under the "parachute" tax rules of the Internal Revenue Code.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In fiscal 1997 the Company, Northern and Granite retained the legal services of the firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., of which Douglas
W. Hawes, a Director of the Company, is a senior partner. The firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., has acted as legal counsel for the Company on various matters for many years and is expected to be retained by the Company in this capacity in the future.

     The Company believes that the transactions described herein have been on terms representing competitive market prices which are as favorable to the Company and its subsidiaries as those available from third party entities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports with the Securities and Exchange Commission (the "SEC") reflecting their ownership and changes in ownership of the Company's Common Stock.

     Based on its review of reports of beneficial ownership and changes in beneficial ownership required under Section 16(a), the Company believes that during fiscal 1997 all of its directors and executive officers filed all reports of beneficial ownership and changes in beneficial ownership required under
Section 16(a) on a timely basis.

               2.  AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The favorable vote of a majority of the shares of Common Stock represented and voting will be required on any other matters which may come before the meeting. Management does not intend to bring before the meeting any matters other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with the conduct of the meeting.

                              INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has selected and employed the firm of KPMG Peat Marwick LLP as the Company's independent certified public accountants to audit its financial statements for the fiscal year 1998. This will be the fifteenth year in which such firm has acted in this capacity.

     It is anticipated that a representative of KPMG Peat Marwick LLP will be present at the annual meeting and will be available to respond to appropriate questions. It is not anticipated that such representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she so chooses.

                                 MISCELLANEOUS

     This solicitation is by the Board of Directors of the Company and the expense of the solicitation will be borne by the Company. Such expense will also include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of stock held in their names. Directors, officers or employees of the Company may solicit proxies by telephone or in person, the cost of which will be nominal.

     Any proposal submitted by a shareholder of the Company for inclusion in the proxy material for the 1999 annual meeting must be received by the Company at its corporate office in Westborough, Massachusetts, not later than 120 days prior to December 8, 1998.

                                            By Order of the Board of Directors,

                                              ROGER A. YOUNG
                                             Chairman of the Board of Directors

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF COMMON SHAREHOLDERS TO BE HELD JANUARY 22, 1998 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR 1997 UPON WRITTEN REQUEST TO ELIZABETH A. FOLEY, DIRECTOR OF INVESTOR RELATIONS, BAY STATE GAS COMPANY, 300 FRIBERG PARKWAY, WESTBOROUGH, MASSACHUSETTS 01581.

                                     [LOGO]






                                   DETACH HERE                             BSG F



                             BAY STATE GAS COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned, revoking all previous proxies, hereby appoints ROGER
     A. YOUNG, JOEL L. SINGER and THOMAS W. SHERMAN, and each of them, proxies,
P with power of substitution to each, to vote and act at the annual meeting of common shareholders of BAY STATE GAS COMPANY to be held at the office of
R the Company, 300 Friberg Parkway, Westborough, Massachusetts, on Thursday, January 22, 1998, at 10:00 A.M., and at any adjournment thereof, on and
O with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act.
X
         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
Y    MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND AT ANY ADJOURNMENT
     THEREOF.


                                                                     -----------
                                                                     SEE REVERSE
               IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE        SIDE
                                                                     -----------

         -------------------------------------------------------------
                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

         Regardless of whether you plan to attend the Annual Meeting of Common Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.
         -------------------------------------------------------------







                                  DETACH HERE                              BSG F



[X] Please Mark
    votes as in
    this example.


    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

    1. To elect two Directors:
       Nominees: Jack E. McGregor,
                 Joel L. Singer
                  FOR  WITHHELD
                  [ ]    [ ]


    [ ]
       --------------------------------------
       For all nominees except as noted above


                               MARK HERE FOR COMMENTS AND NOTE ABOVE         [ ]

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


                               Please sign your name(s) exactly as it appears hereon. If signing as attorney or for estates, trusts or corporations, title or capacity should be indicated. PLEASE RETURN THIS PROXY PROMPTLY.